Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 28, 2014 (except for the effects of discontinued operations discussed in Note 4 and changes in segment presentation discussed in Note 22 to the consolidated financial statements included therein, as to which the date is November 14, 2014), relating to the financial statements of Tribune Media Company for the year ended December 29, 2013, which appear in Amendment No. 2 of its Registration Statement on Form 10 filed on December 1, 2014.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Chicago, Illinois

December 8, 2014